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                                 EXHIBIT NO. 12
                                 --------------

                Computation of Ratio of Earnings to Fixed Charges



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


                                                   THE PROGRESSIVE CORPORATION
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEARS ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                    1997          1996          1995           1994           1993
                                    --------------------------------------------------------------
                                                        (DOLLARS IN MILLIONS)

Income before income
  taxes                              $578.5         $441.7         $345.9        $379.8         $373.1
                                     ------         ------         ------        ------         ------
Fixed charges:
  Interest and
    amortization
    on indebtedness                    64.6           61.5           57.1          56.9           42.4
  Portion of rents
    representative
    of the
    interest
    factor                              5.6            4.5            4.2           3.1            3.0
                                     ------         ------         ------        ------         ------
Total fixed charges                    70.2           66.0           61.3          60.0           45.4
                                     ------         ------         ------        ------         ------
Total income
  available for
  fixed charges (1)                  $648.7         $507.7         $407.2        $438.2         $415.8
                                     ======         ======         ======        ======         ======
Ratio of earnings
  to fixed charges                      9.2            7.7            6.6           7.3            9.2
                                     ======         ======         ======        ======         ======

(1) Excludes interest capitalized of $1.6 million and $2.7 million for the years ended December 31, 1994, and 1993, respectively. No interest was capitalized in 1997, 1996 or 1995.